Filed Pursuant to Rule 433

Registration Statement No. 333-218972

Issuer Free Writing Prospectus dated April 1, 2020

Relating to Preliminary Prospectus Supplement dated March 31, 2020

BAIDU, INC.

Pricing Term Sheets

3.075% Notes due 2025 (the “2025 Notes”)

Issuer:	Baidu, Inc.
Principal Amount:	US$600,000,000
Maturity Date:	April 7, 2025
Coupon (Interest Rate):	3.075%
Public Offering Price:	99.793% of face amount
Ranking:	Senior unsecured
Format:	SEC registered
Listing:	Approval in-principle has been received for the listing and quotation of the 2025 Notes on the SGX-ST.
Minimum Denomination:	US$200,000 and integral multiples of US$1,000 in excess thereof
Yield to Maturity:	3.120%
Spread to Benchmark Treasury:	2.750%
Benchmark Treasury:	T0 1⁄2 03/31/25
Benchmark Treasury Price and Yield:	100—20+ / 0.370%
Interest Payment Dates:	April 7 and October 7, commencing October 7, 2020
Interest Payment Record Dates:	March 22 and September 22
Optional Redemption:

Make Whole Call at any time prior to March 7, 2025 at a redemption price equal to the greater of 100% and a discount rate of the Treasury Yield plus 45 basis points.

Par Call at any time from or after March 7, 2025 at a redemption price equal to 100%.

Trade Date:	April 1, 2020
Settlement Date:	April 7, 2020
CUSIP / ISIN:	056752 AQ1 / US056752AQ10
Issue Ratings*:	Moody’s: A3; Fitch: A
Issuer Ratings**:	Moody’s: A3; Fitch: A
Joint Bookrunners:	Goldman Sachs (Asia) L.L.C. BofA Securities, Inc.
Co-Manager:	Bank of Communications Co., Ltd. Hong Kong Branch

3.425% Notes due 2030 (the “2030 Notes”)

Issuer:	Baidu, Inc.
Principal Amount:	US$400,000,000
Maturity Date:	April 7, 2030
Coupon (Interest Rate):	3.425%
Public Offering Price:	99.539% of face amount
Ranking:	Senior unsecured
Format:	SEC registered
Listing:	Approval in-principle has been received for the listing and quotation of the 2030 Notes on the SGX-ST.

Minimum Denomination:	US$200,000 and integral multiples of US$1,000 in excess thereof
Yield to Maturity:	3.480%
Spread to Benchmark Treasury:	2.850%
Benchmark Treasury:	T1 1⁄2 02/15/30
Benchmark Treasury Price and Yield:	108—10 and 0.630%
Interest Payment Dates:	April 7 and October 7, commencing October 7, 2020
Interest Payment Record Dates:	March 22 and September 22
Optional Redemption:

Make Whole Call at any time prior to January 7, 2030 at a redemption price equal to the greater of 100% and a discount rate of the Treasury Yield plus 45 basis points.

Par Call at any time from or after January 7, 2030 at a redemption price equal to 100%.

Trade Date:	April 1, 2020
Settlement Date:	April 7, 2020
CUSIP / ISIN:	056752 AR9 / US056752AR92
Issue Ratings*:	Moody’s: A3; Fitch: A
Issuer Ratings**:	Moody’s: A3; Fitch: A
Joint Bookrunners:	Goldman Sachs (Asia) L.L.C. BofA Securities, Inc.
Co-Manager:	Bank of Communications Co., Ltd. Hong Kong Branch

*	A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time. Each rating should be evaluated independently of any other rating.
**	See “Risk Factors — Risks Related to the Notes — Our credit ratings may not reflect all risks of your investments in the Notes.” in the preliminary prospectus supplement.

We expect that delivery of the notes will be made against payment thereof on or about the settlement date specified in this communication, which will be the fourth business day following the date of pricing of the notes (this settlement cycle being referred to as “T+4”). Under Rule 15c6-1 of the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes on the date of pricing should consult their own advisor.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling Goldman Sachs & Co., an affiliate of Goldman Sachs (Asia) L.L.C., toll-free at 1-866-471-2526 or BofA Securities, Inc., toll-free at 1-800-294-1322.

No PRIIPs Key Information Document (KID) has been prepared as not available to retail in EEA.

Notice to Prospective Investors in Canada

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.